EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2006, relating to the consolidated financial statements of United Fuel & Energy Corporation appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2005 and 2004 and our report dated June 9, 2006, relating to the financial statements of Queen Oil and Gas Company for the years ended December 31, 2005 and 2004, appearing in United Fuel & Energy Corporation’s current report on Form 8 K/A dated June 15, 2006.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ JOHNSON MILLER & CO., CPA’s PC

June 23, 2006